As filed with the Securities and Exchange Commission on June 15, 2021

Registration No. 333-256615

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AiHuiShou International Co. Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12th Floor, No. 6 Building, 433 Songhu Road, Shanghai

People’s Republic of China

+86 21 5290-7031

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Benjamin Su, Esq. Allen C. Wang, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852 2912-2500

Approximate date of commencement of proposed sale to the public:

as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed Maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A ordinary shares, par value US$0.001 per share(1)	12,445,300	US$22.50	US$280,019,250	US$30,550

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-257023). Every three American depositary shares represent two Class A ordinary shares.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement, filed on June 11, 2021.

PART II

Information not Required in Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued the following securities (including options to acquire our ordinary shares and restricted share units). We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Series C-3 preferred shares
Euro Eco Limited	June 26, 2018	1,884,512	US$5,000,000
YYT Capital Inc.	December 7, 2018	563,845	US$ equivalent of RMB10,000,000
Qianhai Ark (Cayman) Investment Co. Limited	December 7, 2018	1,691,535	US$ equivalent of RMB30,000,000

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
JD.com Development Limited	December 7, 2018	5,564,491	US$ equivalent of RMB98,688,292
Shanghai Chenxi Venture Capital Center (Limited Partnership)	February 8, 2021	1,884,511	US$ equivalent of RMB33,422,500
Shenzhen Tiantu Xingli Investment Enterprise (Limited Partnership)	February 8, 2021	3,383,070	US$ equivalent of RMB60,000,000
Shanghai Jinglin Jinghui Equity Investment Center (Limited Partnership)	February 8, 2021	563,845	US$ equivalent of RMB10,000,000
Qianhai Fund of Fund Equity Investment (Shenzhen) Co., Ltd.	February 8, 2021	1,262,446	US$ equivalent of RMB22,389,948
Design Time Limited	May 5, 2021	225,538	US$3,506,233
Pluto Connection Limited	April 28, 2021	563,845	US$8,765,581
YIHENG CAPITAL PARTNERS, L.P.	April 28, 2021	225,538	US$3,506,233
Tiger Pacific Master Fund LP	April 28, 2021	225,538	US$3,506,233
Tian Zhan Investment Limited	May 12, 2021	169,153	US$2,629,674
Being Capital Fund I LP	April 30, 2021	338,307	US$5,259,349
JD.com Development Limited	April 30, 2021	225,538	US$3,506,233
INTERNET FUND IV PTE. LTD.	April 30, 2021	281,923	US$4,382,791
Shou Bainian	April 28, 2021	2,255,380	US$ equivalent of RMB40,000,000
Shanghai Liange Enterprise Management Partnership (Limited Partnership)	May 25, 2021	2,819,225	US$ equivalent of RMB50,000,000
Series D-1 preferred shares
JD.com Development Limited	July 5, 2018	2,115,755	US$22,917,594
Series D-2 preferred shares
Internet Fund IV Pte. Ltd.	July 5, 2018	7,952,405	US$101,340,522
Series E preferred shares
Generation Mu HK Investment Limited	June 3, 2019	560,410	US$10,000,000
Internet Fund IV Pte. Ltd.	June 3, 2019	560,410	US$10,000,000
JD.com Development Limited	June 3, 2019	27,500,098	US$20,114,688, JD Group’s Paipai secondhand business, and certain exclusive traffic resources
Fresh Capital Fund I, L.P.	August 24, 2019	280,205	US$5,000,000
Tiantu China Consumer Fund II, L.P.	August 16, 2019	280,205	US$5,000,000
Morningside China TMT Fund II, L.P.	September 16, 2019	840,614	US$15,000,000
Guotai Junan Finance (Hong Kong) Limited	September 9, 2020	1,401,024	US$25,000,000
JD.com Development Limited	September 14, 2020	2,802,048	US$50,000,000
Refresher Limited	February 8, 2021	403,747	US$ equivalent of RMB50,000,000
InnoVen Capital China Pte. Ltd.	May 12, 2021	56,041	US$1,000,000

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Bourgeon Inc	May 25, 2021	807,494	US$ equivalent of RMB100,000,000
Shanghai Qihuai Enterprises Management Partnership (Limited Partnership)	May 25, 2021	403,747	US$ equivalent of RMB50,000,000
Tianjin Huihe Haihe Intelligent Logistics Industry Fund Partnership (Limited Partnership)	May 25, 2021	282,623	US$ equivalent of RMB35,000,000
Series F preferred shares
Design Time Limited	May 5, 2021	720,439	US$14,000,000
Pluto Connection Limited	April 28, 2021	1,801,097	US$35,000,000
YIHENG CAPITAL PARTNERS, L.P.	April 28, 2021	720,439	US$14,000,000
Tiger Pacific Master Fund LP	April 28, 2021	720,439	US$14,000,000
Tian Zhan Investment Limited	May 12, 2021	540,329	US$10,500,000
Being Capital Fund I LP	April 30, 2021	1,080,658	US$21,000,000
JD.com Development Limited	April 30, 2021	720,439	US$14,000,000
INTERNET FUND IV PTE. LTD.	April 30, 2021	900,548	US$17,500,000
Cosmic Blue Investments Limited	May 25, 2021	2,572,995	US$50,000,000 in the form of cash and business resources
Series E Convertible Loans
Tianjin Huihe Haihe Intelligent Logistics Industry Fund Partnership (Limited Partnership)	September 4, 2020	Convertible to 282,623 Series E preferred shares	RMB35,000,000
Ningbo Qingyu Investment Management Co., Ltd.	September 4, 2020	Convertible to 403,747 Series E preferred shares	RMB50,000,000
Zibo Minsheng Ouming Equity Investment Partnership (Limited Partnership)	November 19, 2020	Convertible to 807,494 Series E preferred shares	RMB100,000,000
Ordinary Shares
Shanghai Jinglin Jinghui Equity Investment Center (Limited Partnership)	February 8, 2021	992,513	US$ equivalent of RMB30,000,000
Design Time Limited	May 5, 2021	160,411	US$2,493,767
Pluto Connection Limited	April 28, 2021	401,028	US$6,234,419
YIHENG CAPITAL PARTNERS, L.P.	April 28, 2021	160,411	US$2,493,767
Tiger Pacific Master Fund LP	April 28, 2021	160,412	US$2,493,767
Tian Zhan Investment Limited	May 12, 2021	120,309	US$1,870,326
Being Capital Fund I LP	April 30, 2021	240,617	US$3,740,651
JD.com Development Limited	April 30, 2021	160,411	US$2,493,767
INTERNET FUND IV PTE. LTD.	April 30, 2021	200,514	US$3,117,209

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Warrant
InnoVen Capital China Pte. Ltd.	December 9, 2020	Certain number of Series E preferred shares depending on the subscription price	US$1,000,000
China Equities HK Limited	May 10, 2021	153,570 ordinary shares	US$2.65 per share, subject to certain price adjustments
Options
Certain directors, officers and employees	May 11, 2010 to April 13, 2021	Options to purchase 19,728,141 ordinary shares and 2,964,091 restricted share units	Exercise prices ranging from US$0.03 per share to US$2.8 per share

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

AIHUISHOU INTERNATIONAL CO. LTD.

Exhibit Index

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the closing of this offering

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4†	Eighth Amended and Restated Shareholders Agreement among the Registrant and other parties thereto dated April 16, 2021

5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	Amended and Restated Share Incentive Plan

10.2†	2021 Share Incentive Plan

10.3†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.4†	Form of Employment Agreement between the Registrant and its executive officers

10.5†	English translation of the Exclusive Technology Consulting and Management Service Agreement dated August 31, 2012 between Shanghai Aihui and Shanghai Wanwuxinsheng

10.6†	English translation of the Fifth Supplemental Agreement to the Exclusive Technology Consulting and Management Service Agreement dated March 12, 2021 between Shanghai Aihui and Shanghai Wanwuxinsheng

10.7†	English translation of the Business Operation Agreement dated August 31, 2012 among Shanghai Aihui, Shanghai Wanwuxinsheng and the shareholders of Shanghai Wanwuxinsheng

10.8†	English translation of the Third Amended and Restated Option Purchase Agreement dated December 7, 2020 among Shanghai Aihui, Shanghai Wanwuxinsheng and Mr. Kerry Xuefeng Chen

10.9†	English translation of the Third Amended and Restated Option Purchase Agreement dated December 7, 2020 among Shanghai Aihui, Shanghai Wanwuxinsheng and Mr. Wenjun Sun

10.10†	English translation of the Third Amended and Restated Share Pledge Agreement dated December 7, 2020 among Shanghai Aihui and the shareholders of Shanghai Wanwuxinsheng

Exhibit Number	Description of Document

10.11†	English translation of the Voting Proxy Agreement dated August 31, 2012 among Shanghai Aihui, Shanghai Wanwuxinsheng and the shareholders of Shanghai Wanwuxinsheng

10.12†	English translation of the Amended and Restated Power of Attorney dated March 12, 2021 executed by Mr. Kerry Xuefeng Chen

10.13†	English translation of the Amended and Restated Power of Attorney dated March 12, 2021 executed by Mr. Wenjun Sun

10.14†	English translation of the Exclusive Business Cooperation Agreement between Shanghai Aihui and Shenzhen Lvchuang dated June 19, 2019

10.15†	English translation of the Share Pledge Agreement among Shanghai Aihui, Shenzhen Lvchuang and the shareholder of Shenzhen Lvchuang dated June 19, 2019,

10.16†	English translation of the Exclusive Option Purchase Agreement among Shanghai Aihui, Shenzhen Lvchuang and the shareholder of Shenzhen Lvchuang dated June 19, 2019,

10.17†	English translation of the Power of Attorney executed by the shareholder of Shenzhen Lvchuang on June 19, 2019

10.18†	Amended and Restated Business Cooperation Agreement dated April 20, 2021 between JD.com, Inc. and the Registrant

10.19†	Series E Preferred Share Purchase Agreement dated June 3, 2019 among Generation Mu HK Investment Limited, Internet Fund IV Pte. Ltd., Tiantu China Consumer Fund II, L.P., Fresh Capital Fund I, L.P. and Morningside China TMT Fund II, L.P., the Registrant and other parties thereto

10.20†	Series E Preferred Share Purchase Agreement dated June 3, 2019 among JD.com, Inc., JD.com Development Limited, the Registrant and other parties thereto

10.21†	Follow-on Series E Preferred Share Purchase Agreement dated September 4, 2020 among Guotai Junan Finance (Hong Kong) Limited, JD.com Development Limited, Tianjin Huihe Haihe Intelligent Logistics Industry Fund Partnership (Limited Partnership), Shanghai Zhengmu Investment Center (Limited Partnership) and Ningbo Qingyu Investment Management Co., Ltd., the Registrant and other parties thereto

10.22†	Convertible Loan Agreement dated September 4, 2020 among Tianjin Huihe Haihe Intelligent Logistics Industry Fund Partnership (Limited Partnership), Shanghai Wanwuxinsheng and the Registrant

10.23†	Convertible Loan Agreement dated September 4, 2020 among Shanghai Zhengmu Investment Center (Limited Partnership) Shanghai Wanwuxinsheng and the Registrant

10.24†	Convertible Loan Agreement dated September 4, 2020 among Ningbo Qingyu Investment Management Co., Ltd., Shanghai Wanwuxinsheng and the Registrant

10.25†	Amendment to the Follow-On Series E Preferred Share Purchase Agreement dated as of November 19, 2020 among Zibo Minsheng Ouming Equity Investment Partnership (Limited Partnership), Guotai Junan Finance (Hong Kong) Limited, JD.com Development Limited, Tianjin Huihe Haihe Intelligent Logistics Industry Fund Partnership (Limited Partnership), Shanghai Zhengmu Investment Center (Limited Partnership) and Ningbo Qingyu Investment Management Co., Ltd., the Registrant and other parties thereto

10.26†	Convertible Loan Agreement dated November 19, 2020 among Zibo Minsheng Ouming Equity Investment Partnership (Limited Partnership), the Registrant and Shanghai Wanwuxinsheng

Exhibit Number	Description of Document

10.27†	Warrant Instrument dated November 19, 2020 between InnoVen Capital China Pte. Ltd. and the Registrant

10.28†	Share Repurchase Agreement dated February 8, 2021 between C&XF Group Limited and the Registrant

10.29†	Share Repurchase Agreement dated February 8, 2021 between Qianhai Ark (Cayman) Investment Co. Limited and the Registrant

10.30†	Share Purchase Agreement dated April 16, 2021 between the Registrant and Series F investors

10.31†	Warrant dated May 10, 2021 between China Equities HK Limited and the Registrant

10.32†	Share Purchase Agreement dated May 25, 2021 between the Registrant and Cosmic Blue Investments Limited

10.33†	English translation of Business Cooperation Framework Agreement dated May 25, 2021 between the Registrant and Chengdu Kuaigou Technology Co., Ltd.

21.1†	Principal Subsidiaries of the Registrant

23.1†	Consent of Deloitte Touche Tohmatsu, an independent registered public accounting firm

23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3†	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4†	Consent of Jingbo Wang

23.5†	Consent of Guoxing Jiang

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Han Kun Law Offices regarding certain PRC law matters

99.3†	Consent of China Insights Consultancy

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on June 15, 2021.

AiHuiShou International Co. Ltd.

By:	/s/ Kerry Xuefeng Chen
	Name:	Kerry Xuefeng Chen
	Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2021.

Signature	Title

/s/ Kerry Xuefeng Chen	Founder, Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
Kerry Xuefeng Chen

*	Director and President
Yongliang Wang

*	Director
Lei Xu

*	Director
Wei Tang

/s/ Chen Chen	Director and Chief Financial Officer (Principal Financial and Accounting Officer)
Chen Chen

*By:	/s/ Kerry Xuefeng Chen
Name: Kerry Xuefeng Chen
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of AiHuiShou International Co. Ltd., has signed this registration statement or amendment thereto in New York, New York on June 15, 2021.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior President on behalf of Cogency Global Inc.